PRESS RELEASE -
For immediate release


CONTACT:  Ed Truitt
          Director of Investor Relations
          Cavion Technologies
          720-875-1965
          etruitt@cavion.com




  Assets of Cavion Technologies sold to Liberty Enterprises in Chapter 11
                 Company ceases operations, Board resigns

ENGLEWOOD, CO - FEBRUARY 23 2001 - Assets of Cavion Technologies (Nasdaq:
CAVNQ) were sold to Liberty Enterprises for $600,000, plus forgiveness of $95,000 in post-petition financing, following a hearing in U.S. Bankruptcy Court for the District of Colorado on February 16, 2001.

Cavion Technologies filed for bankruptcy protection under Chapter 11 in the U.S. Bankruptcy Court for the District of Colorado on December 21, 2000. In the hearing, the judge authorized Cavion to proceed with a proposed sale to Liberty Enterprises. The agreement was signed and completed on February 16. There is a motion pending to dismiss the reorganization, filed as case # 00-25262-DEC.

Cavion Technologies has no assets remaining after paying secured claims, and has no assets to satisfy any unsecured claims. "The company is insolvent and is out of business." said bankruptcy attorney Lee Kutner, who represented Cavion Technologies in the reorganization efforts. Cavion board members are expected to resign.

On January 19, Liberty Enterprises, a provider of payment systems, marketing services and technology solutions for credit unions, signed a letter of intent to purchase assets of Cavion. Liberty is a privately-owned company which is headquartered in Mounds View, MN, a suburb of Minneapolis-St. Paul.

ABOUT CAVION

Cavion Technologies offered products and services for secure business-to-business communications and secure Internet financial products and services designed specifically for the needs of credit unions. The company's Internet software products included secure Internet access, online transactional banking, cellular access, online bill payment, and online loan decision products. The company's headquarters are located at 6446 South Kenton Street, Englewood, CO 80111. Its telephone number is 720-875-1900.

This press release contains forward-looking statements. Cavion uses words such as "anticipate", "believe", "expect", "future", "may", "will", "should", "plan", "projected", "intend" and similar expressions to identify forward-looking statements. These statements are based on the company's beliefs and the assumptions it made using information currently available to it. Because these statements reflect the company's current views concerning future events, these statements involve risks, uncertainties and assumptions. The actual results could differ materially from the forward-looking statements. Some, but not all, of the factors that may cause these differences are discussed in the risk factors section of the company`s periodic filings under the Securities Exchange Act of 1934 and its registration statements under the Securities Act of 1933. In any event, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.